Exhibit 99.1

FOR IMMEDIATE RELEASE

Javelin Presents Intranasal Morphine Safety and Efficacy Data
at the American Academy of Pain Medicine

Final Results of Successful Phase IIb Data Demonstrate Rylomine™
Significantly Reduces Post-surgical Orthopedic Pain Similar to IV Morphine

San Diego, CA, February 23, 2006 - Javelin Pharmaceuticals, Inc. (OTC BB: JVPH) today announced final results from a Phase IIb study of Rylomine™ (intranasal morphine) in 187 patients with moderate-to-severe post-surgical pain. In addition to meeting the study’s primary endpoint of a linear dose-response for pain relief over four hours (TOTPAR4) as compared to placebo, secondary endpoint results presented today showed statistically superior (p<0.01) pain relief (TOTPAR4), compared to placebo for the two highest dose levels of Rylomine™ (30 mg and 15 mg) and intravenous (IV) morphine 7.5 mg. These data were presented today at the 22nd Annual Meeting of the American Academy of Pain Medicine (AAPM) in San Diego. (Abstract #1286).

Results of the step-down, multiple testing analysis indicate the minimally effective dose of Rylomine™ was 7.5 mg. Based on the ratios of pain relief (TOTPAR4) values, one spray of Rylomine™ 7.5 mg is approximately equivalent to a bolus IV injection of morphine sulfate 5 mg. Results from the multiple dose phase of the study indicated that both 7.5 and 15 mg Rylomine™ dose levels were effective at relieving pain over 24 hours with the higher dose showing superior efficacy and the lower dose showing better tolerability.

“Rylomine™ is a very effective pain medication, delivering rapid and meaningful analgesia. Patients and staff were able to be trained immediately to use the nasal spray device effectively,” said Douglas G. Stoker, Doctor of Podiatric Medicine and Principal Investigator for the study at Jean Brown Research. “Rylomine™ is a great alternative to IV morphine. Rylomine™’s linear dose-response makes it simple to convert patients from IV to intranasal doses of morphine, with equivalent efficacy and safety.”

In the study, termed, MOR-002, 187 patients with moderate-to-severe post-surgical pain were randomized to receive a single dose of Rylomine™ 3.75 mg (n=24), Rylomine™ 7.5 mg (n=24), Rylomine™ 15 mg (n=24), Rylomine™ 30 mg (n=23), bolus IV morphine 7.5 mg (n=46) or placebo (n=46), and in the multiple dose phase received either 7.5 mg (n=90) or 15 mg (n=87) of Rylomine™. As previously announced, single intranasal doses of Rylomine™ showed an orderly and statistically significant (p<0.0001) dose response, as compared to patients given placebo, with analgesic effects similar to intravenous morphine for the highest intranasal doses.

Secondary data analyses presented today and not previously reported, showed no serious adverse events related to Rylomine™. Most adverse events were reported as mild-to-moderate in intensity. Local adverse events associated with nasal administration and reported by at least ten percent of patients, regardless of treatment group, included bad taste, nasal congestion, nasal discomfort, throat irritation, sneezing and rhinorrhoea. General adverse events related to active drug (IV morphine or intranasal morphine), regardless of route of administration, were dose related and consistent with morphine’s pharmacologic effects. General adverse events reported by at least ten percent of patients in any treatment group included syncope, dizziness, nausea, sedation, oxygen desaturation, erythema, hypotension and vomiting. Oxygen desaturation was mostly mild-to-moderate and was resolved spontaneously or with nasal oxygen, but in no instance required intervention with naloxone. Safety outcomes suggest Rylomine™ can cause morphine-like adverse events typically seen with other forms of parenteral morphine.

About the Study

A total of 187 post-bunionectomy patients from the United States were randomized in this multi-center, double-blind, placebo- and comparator-controlled study, to receive either a single bolus IV injection of morphine 7.5 mg, varying intranasal doses of Rylomine™ (3.75 to 30 mg), or placebo. After the single dose phase, patients received multiple doses of Rylomine™ (7.5 or 15 mg) over the course of the 24-hour treatment period. In this blinded study, patients received treatments of which the identity was not known by either the investigator or the patient. To view a copy of the study poster, please visit www.javelinpharmaceuticals.com/press.html

About Rylomine™

Rylomine™ is a patient-controlled nasal spray that delivers a single, metered dose of morphine, an opioid analgesic used for the treatment of moderate-to-severe pain. After use, a negligible amount of morphine remains in the dispenser, avoiding the risk of scavenging and abuse of discarded devices. Parenteral morphine is the standard-of-care in the management of acute pain, especially in the post-surgical setting, where analgesic requirements vary between individuals and may fluctuate even in the same patient. IV morphine analgesia has rapid onset, excellent efficacy, can accommodate variations in analgesic demand, and has risks that are well understood by medical personnel. Morphine, like many drugs, is poorly absorbed across mucosal barriers and, in particular, the nasal membrane. Javelin’s proprietary technology allows for nasal delivery of predictable therapeutic blood levels of morphine. The key to this technology is ChiSys™, a carbohydrate polymer that, while pharmaceutically inert by itself, enhances the absorption of compounds across mucosal membranes, such as those found in the nasal cavity. The contribution of ChiSys™ to enhancing mucosal drug absorption reflects several factors including its potent mucoadhesive property, which prevents drug washout. Rylomine™ is a novel formulation of morphine and ChiSys™ packaged in a single 7.5 mg unit nasal spray. Worldwide, no comparable formulation of morphine is available.

About Javelin Pharmaceuticals, Inc.

Headquartered in Cambridge, MA, Javelin is a specialty pharmaceutical company applying innovative, proprietary technologies to develop new drugs and improved formulations of existing drugs to target unmet and underserved medical needs in the pain management market. For more information about Javelin, please visit www.javelinpharmaceuticals.com.

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Forward Looking Statement

This news release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, our ability to obtain working capital, our ability to successfully develop and commercialize drug candidates, and competition from other pharmaceutical companies.

Contacts:

Javelin Pharmaceuticals, Inc.
June Gregg
(212) 554-4550

LaVoie Group (Investor)
Bryan Murphy
(781) 596-0200 x105